Exhibit 99.1

Surge Holdings Reports 307% Increase in Sales to $15.8 Million for the First Quarter of 2020

Surpasses $60 million annualized revenue run rate

Memphis, TN, May 20, 2020 (GLOBE NEWSWIRE) — Surge Holdings, Inc. (OTCQB: SURG), a holding company with diverse business operations in FinTech, Telecommunications and Media, today reported preliminary sales results for the first quarter ended March 31, 2020. Revenue for the first quarter of 2020 increased 307% to $15.8 million, versus $3.9 million for the same period last year.

Brian Cox, Chairman and CEO of Surge Holdings, commented, “I am pleased to report we have surpassed a $60 million annualized revenue run rate, reflecting a 307% increase in sales versus the same period last year. These achievements are a direct result of our 2019 investment into infrastructure, software development, new product creation and development, along with the addition of ECS, which we acquired in 2019. Our subsidiary business models and clients remain intact and open in the COVID-19 environment as essential services. While the first quarter of 2020 is moving in the right direction, I am even more excited about growing each subsidiary and watching our LocoRabbit pay-as-you-go wireless brand and other new products gain traction in the market. I look forward to reporting new developments as they unfold and wish everyone health and safety as we open America back up and prosper together.”

The preliminary financial results discussed in this press release are estimates prior to the completion of Surge Holdings’ quarter-end closing procedures and review procedures by its independent registered accounting firm. During the quarter-end closing procedures and review process, Surge Holdings may identify items that would require it to make adjustments to the preliminary financial results presented above.

About Surge Holdings, Inc.

Surge Holdings, Inc. and its subsidiaries engage in diverse business activities in FinTech and, Telecommunications with a focus on the underbanked and Media. For more information on Surge Holdings, it’s brands or subsidiaries, please visit: https://surgeholdings.com.

Forward Looking Statements

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology such as “believes”, “expects”, “may”, “will”, “should”, “anticipates”, “plans”, or similar expressions or the negative of these terms and similar expressions are intended to identify forward-looking statements. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described by the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company’s reports filed with the U.S. Securities and Exchange Commission. The forward-looking information provided herein represents the Company’s estimates as of the date of the press release, and subsequent events and developments may cause the Company’s estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company’s estimates of its future financial performance as of any date subsequent to the date of this press release.

Investor Contact:

Crescendo Communications, LLC

Tel: 212-671-1020

Email: SURG@crescendo-ir.com